Exhibit 99.1

Thomas Properties Group Announces Public Offering of Common Stock

LOS ANGELES, California, April 11, 2007 – Thomas Properties Group, Inc. (Nasdaq: TPGI) today announced that it plans to publicly offer 7,000,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The Company also intends to grant the underwriters of the offering an option to purchase up to an additional 1,050,000 shares of common stock. UBS Investment Bank, Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. will be joint book running managers.

A preliminary prospectus supplement relating to the offering of the securities will be filed with the Securities and Exchange Commission but remains subject to completion. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the preliminary prospectus supplement relating to the offering may be obtained from UBS Investment Bank (by email at clint.lauriston@ubs.com), Banc of America Securities LLC (Prospectus Fulfillment) (Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by e-mail at dg.prospectus_distribution@bofasecurities.com), Friedman, Billings, Ramsey & Co., Inc. (by email at prospectuses@fbr.com), or from Thomas Properties Group, Inc. (Attn: Investor Relations, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071).

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate operating company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures.

Forward Looking Statements

This news release contains forward-looking statements regarding expectations as to the potential consummation of a public offering. A number of risks and uncertainties could cause actual events to differ from Thomas Properties Group’s expectations indicated by these forward-looking statements. These risks are addressed in the preliminary prospectus supplement filed together with the related base prospectus in connection with the offering as well as Thomas Properties Group’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.